UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Buckeye Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

September 21, 2006

TO THE STOCKHOLDERS OF BUCKEYE TECHNOLOGIES INC.

You are cordially invited to attend the annual meeting of stockholders of Buckeye Technologies Inc. to be held on Thursday, November 2, 2006 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee. At the meeting, you will be asked to consider the matters described in the enclosed proxy statement.

In connection with the meeting, we are enclosing a notice of annual meeting of stockholders, a proxy statement and a form of proxy. Please complete the enclosed form of proxy so that your shares can be voted if you do not attend the meeting. If you are present at the meeting and want to vote your shares personally, your form of proxy will be withheld from voting upon your request prior to balloting. Please return your proxy card to us in the enclosed, postage-prepaid envelope at your earliest convenience, even if you plan to attend the meeting. Also, registered and most beneficial stockholders may vote by telephone or through the Internet. Instructions for using these convenient services are explained on the enclosed proxy. Your vote is very important. I urge you to vote your proxy as soon as possible.

Detailed information relating to Buckeye’s activities and operating performance during fiscal year 2006 is contained in our Annual Report, which is being mailed to you with this proxy statement, but is not a part of the proxy soliciting material. If you do not receive or have access to the 2006 Annual Report, you may request a copy from Shirley Spears, Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, (901) 320-8125. It is also available on our Internet site at www.bkitech.com.

Very truly yours,
John B. Crowe
Chairman and Chief Executive Officer

Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 2, 2006

The regular annual meeting of stockholders of Buckeye Technologies Inc. will be held on Thursday, November 2, 2006 at 5:00 p.m., Central Time, at our headquarters, 1001 Tillman Street, Memphis, Tennessee, for the following purposes:

1.	Election of Directors. To elect three Class II directors to serve until the 2009 annual meeting of stockholders;
2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent auditors for fiscal year 2007; and
3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only those stockholders of record at the close of business on September 8, 2006 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 37,901,334 shares of common stock were outstanding. Each share entitles the holder to one vote.

This Proxy Statement is being sent, beginning approximately September 21, 2006, to all stockholders of record at the close of business on September 8, 2006, the record date fixed by our Board of Directors.  We have enclosed with this Proxy Statement a copy of our Annual Report. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not incorporated into, and should not be deemed part of, this Proxy Statement.

By Order of the Board of Directors

Sheila Jordan Cunningham

Senior Vice President,

General Counsel and Corporate Secretary

September 21, 2006

YOUR VOTE IS IMPORTANT

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. Registered and most beneficial stockholders may also vote via telephone or through the Internet.

Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Your vote is very important. Whether or not you plan to attend the annual meeting, the Board of Directors requests that you sign, date and return the enclosed proxy card, or vote by telephone or on the Internet at your earliest convenience. This proxy statement, the form of proxy and the Annual Report are being sent to you in connection with this request and are being mailed to all stockholders beginning on or about September 21, 2006.

Information about the Annual Meeting

Date and Time of the Meeting

Thursday, November 2, 2006, 5:00 p.m., Central Time.

Location of the Meeting

Buckeye Technologies Inc., 1001 Tillman Street, Memphis, Tennessee.

Items to be Voted Upon by Stockholders

You will be voting on the following matters:

1.	Election of Directors. To elect three Class II directors to serve until the 2009 annual meeting of stockholders;
2.	Ratification of Auditors. To ratify the selection of Ernst & Young LLP as Buckeye’s independent auditors for fiscal year 2007; and
3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Stockholders Entitled to Vote

You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, September 8, 2006. Each stockholder is entitled to one vote for each share of common stock held on that date. On September 8, 2006, there were 37,901,334 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote on matters at the annual meeting will be available at Buckeye’s headquarters beginning on or about September 15, 2006.

Voting by Proxy

You may choose one of the following ways to vote:

Vote by Internet: You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offers access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. Buckeye does not charge any separate fees for access to its Internet site. If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone: You can also vote by telephone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by telephone, you do not need to return your proxy card.

Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it to us, before the annual meeting, in the postage pre-paid envelope provided. We will then vote your shares as you direct.

Stockholders who hold their shares beneficially in street name through a nominee (such as a broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) one or two of the nominees but not the other(s). For each other item of business, you may vote “For” or “Against” or you may “Abstain” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them

•	“For” the election of our three nominees for director; and

•	“For” the ratification of Ernst & Young LLP as our independent auditors.

If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

Changing or Revoking a Proxy

You can change or revoke your proxy at any time before it is voted at the annual meeting by:

(1)	submitting another proxy in writing, by telephone or by the Internet as of a more recent date than that of the proxy first given;
(2)	attending the annual meeting and voting in person; or
(3)	sending written notice of revocation to our corporate secretary, Sheila Jordan Cunningham.

Votes Required

If a quorum is present at the annual meeting,

•	the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting; and
•

the approval of independent auditors and all other matters submitted to the stockholders will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

Quorum

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. Under Delaware law, stockholders who abstain from voting on a proposal are treated as present and entitled to vote at the annual meeting and therefore have the effect of a vote against the proposal. If shares of common stock are held in the name of a broker, the failure of the broker to vote the shares is treated as if the beneficial owner of such shares failed to vote such shares.

Cost of Soliciting Proxies

We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, regular employees of Buckeye and paid solicitors may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

Stockholder Proposals for the 2007 Annual Meeting of Stockholders

In accordance with Buckeye’s bylaws, stockholders’ proposals intended to be presented at the 2007 annual meeting of stockholders must be received in writing by the Secretary of Buckeye not fewer than 60 days nor more than 90 days prior to the 2007 annual meeting (which is expected to be held in October or November 2007), in the form set forth in the bylaws, for inclusion in the proxy statement and form of proxy relating to that meeting.

The Proposals

Proposal 1 — Election of Directors

The Board of Directors is divided into three classes, with each class elected for a three-year term. The Board has nominated the following three persons to serve as Class II Directors: Red Cavaney, John B. Crowe, and David B. Ferraro. We do not anticipate that any of these nominees will be unavailable for election, but if such a situation arises, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The election of a director requires the affirmative vote of a plurality of shares present or represented by proxy at the meeting. The remaining members of the Board listed below will continue as members of the Board until their respective terms expire, as indicated below.

Information about the three individuals nominated as directors and the remaining members of the Board is provided below. Shares of common stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise.

Nominees for Election as Class II Directors

(Terms expiring 2009)

Red Cavaney, age 63, has been a director of Buckeye since 1996. Since October 1997 he has served as President, Chief Executive Officer and Director of the American Petroleum Institute. He was President, Chief Executive Officer and a director of the American Plastics Council from 1994 to 1997 immediately following service as President of the American Forest & Paper Association and President of its predecessor, the American Paper Institute. He is a past Chairman of the American Society of Association Executives.

John B. Crowe, age 59, has been a director of Buckeye since August 2004. Since July 2006 he has served as Chairman of the Board and Chief Executive Officer of Buckeye. From April 2003 through June 2006 he served as President and Chief Operating Officer of Buckeye. He was Senior Vice President, Wood Cellulose from January 2001 to April 2003. He joined Buckeye in December 1997 and was Vice President, Wood Cellulose from January 1998 to January 2001. Prior to joining Buckeye, he was Executive Vice President and General Manager at Alabama River Pulp Co., Inc. and Alabama Pine Pulp Co., Inc. from 1994 to 1997. He was Vice President and Site Manager of Flint River Operations, a subsidiary of the Weyerhaeuser Company from 1992 to 1994. From 1979 to 1992, he served in numerous positions with the Procter & Gamble Company.

David B. Ferraro, age 68, Buckeye’s immediate past Chairman of the Board and Chief Executive Officer, has been a director of Buckeye since March 1993. He has announced his intention to retire from Buckeye in September, 2006. From April 2003 through June 2006 he served as Chairman of the Board and Chief Executive Officer of Buckeye. From June 2006 until his September retirement, he will remain an employee of Buckeye while he uses accrued vacation time but will not hold any position with Buckeye. From March 1993 to April 2003 he was President and Chief Operating Officer of Buckeye. He was Manager of Strategic Planning of The Procter & Gamble Company from 1991 through 1992. He served as President of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1989 through 1991, as its Executive Vice President and Manager of Commercial Operations from 1987 through 1989, and as its Comptroller from 1973 through 1986.

The Board of Directors recommends a vote “FOR” each of the nominees listed above.

Incumbent Directors — Class I

(Terms expiring 2008)

George W. Bryan, age 62, has been a director of Buckeye since April 2001. Mr. Bryan served as Chief Executive Officer of Sara Lee Foods from 1998 until his retirement in 2000 and as a Senior Vice President of the Sara Lee Corporation between 1983 and 1998. Mr. Bryan is a director of Regions Financial Corp.

R. Howard Cannon, age 44, has been a director of Buckeye since 1996. Mr. Cannon resigned from service as an officer of Buckeye in April 2005 to pursue other interests. From April 2003 to April 2005, he served as Senior Vice President, Wood Cellulose. Mr. Cannon was Vice President, Nonwovens Sales from August 2000 to April 2003 and was Manager, Corporate Strategy from November 1999 to August 2000. Before assuming a position with Buckeye, he was President of Dryve, Inc., a company which at one time consisted of 33 dry cleaning operations, a position he had held since 1987. He is co-trustee of the Cannon Family Trust. R. Howard Cannon is the son of Robert E. Cannon.

Katherine Buckman Gibson, age 44, has been a director of Buckeye since August 2004. Since April 2000 she has been Chairman of the Board of Bulab Holdings, Inc., the parent company of Buckman Laboratories. From May 1993 to May 2001, she served as Secretary of Buckman Laboratories and as Vice President-Legal from 1994 to 2001. She currently serves as Vice Chairman of Buckman Laboratories.

Incumbent Directors — Class III

(Terms expiring 2007)

Robert E. Cannon, age 76, has been a director of Buckeye since March 1993 and has been Presiding Director since April 2003. He retired from Buckeye on June 30, 2003. From March 1993 until April 2003, he served as Chairman and Chief Executive Officer of Buckeye. He served as Dean of the College of Management, Policy and International Affairs at the Georgia Institute of Technology from 1991 through 1992, and Senior Vice President of Procter & Gamble from 1989 to 1991. He was Group Vice President - Industrial Products of Procter & Gamble, which included the operations of Buckeye Cellulose Corporation, then a subsidiary of Procter & Gamble, from 1981 to 1989. He was President of the subsidiary from 1971 through 1981. Robert E. Cannon is the father of R. Howard Cannon.

Henry F. Frigon, age 71, has been a director of Buckeye since 1996. He has been a private investor and consultant since 1995. He previously served as Executive Vice President - Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1991 to 1995 and as President and Chief Executive Officer of BATUS Inc. from 1983 to 1991. Mr. Frigon is a director of H&R Block Inc., Tuesday Morning Corporation and Packaging Corporation of America.

Lewis E. Holland, age 63, has been a director of Buckeye since September 2005. Mr. Holland is, and has been since November 2001, President of Henry Turley Company, a real estate company specializing in development of urban communities. He previously served as Vice Chairman and Chief Financial Officer and also head of ancillary businesses at National Commerce Bankcorporation, from 1994 until July 2001. From 1989 to 1994, Mr. Holland was a partner with the accounting firm of Ernst & Young LLP where he managed the Memphis audit staff.

Virginia B. Wetherell, age 59, has been a director of Buckeye since May 1, 2006. Currently she serves as President of Wetherell Consulting, Inc. From 1991 to 1998 she served as Secretary to the Florida Department of Environmental Protection. From 1988 to 1991 she served as the Deputy Director to the Florida Department of Natural Resources. From 1982 to 1988 she served as a State Representative to the Florida House of Representatives.

Other Executive Officers

For additional information on Buckeye’s executive officers, please refer to the “Executive Officers of the Registrant” section of our annual report on Form 10-K for the fiscal year ended June 30, 2006, which was filed with the Securities and Exchange Commission, or the “SEC,” on September 1, 2006.

Information about the Board of Directors

Role of the Board

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of Buckeye Technologies Inc., but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing reports sent to them regularly, and through discussions with our executive officers. Our Board has determined that a majority of its members are “independent” as that term is defined in the listing standards of the New York Stock Exchange. These independent members are Mr. George W. Bryan, Mr. Red Cavaney, Mr. Henry F. Frigon, Ms. Katherine Buckman Gibson, Mr. Lewis E. Holland and Ms. Virginia B. Wetherell.

Mr. Robert E. Cannon has been appointed by the Board to serve as Presiding Director to chair meetings of the Board’s executive sessions of non-management directors. The non-management directors met in executive session at least four times during fiscal year 2006. Issues of concern may be addressed to Mr. Robert E. Cannon in written correspondence directed to him at our corporate headquarters at 1001 Tillman Street, P.O. Box 80407, Memphis, Tennessee 38108-0407.

Board Structure

Effective May 1, 2006, the size of our Board was increased from nine to ten directors. Our Board is divided into three groups, Class I Directors, Class II Directors, and Class III Directors. Each class of directors is elected to serve a three-year term. This means that the Class II directors who are elected at the 2006 meeting will serve until the 2009 annual meeting of stockholders unless they resign or are removed.

2006 Board Meetings

Buckeye’s Board of Directors met nine times (exclusive of committee meetings) during fiscal year 2006, and no directors attended less than 75% of the meetings held by the Board and by committees of which they were members.

We adopted a policy for attendance by the Board of Directors at our stockholder annual meetings which encourages directors, if practicable and time permitting, to attend our stockholder annual meetings.  Two of our directors attended our 2005 annual meeting.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee:

Board Committee Memberships*

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
George W. Bryan		X	X (Chair)
Red Cavaney	X	X (Chair)
Henry F. Frigon	X (Chair)
Katherine Buckman Gibson	X		X
Lewis E. Holland	X		X
Virginia B. Wetherell		X	X

* As of August 9, 2006

The Audit Committee for fiscal year 2007 consists of Messrs. Henry F. Frigon (Chairman), Red Cavaney, and Lewis E. Holland and Ms. Katherine Buckman Gibson, all of whom are independent, non-employee directors of Buckeye under the listing standards of the New York Stock Exchange. While Mr. Frigon presently serves on audit committees of four public companies, the Board has determined that such simultaneous service would not impair his ability to serve effectively on Buckeye’s Audit Committee.

The Audit Committee met five times during fiscal year 2006. A copy of the Audit Committee charter is available on our website at www.bkitech.com. The Audit Committee has the authority and responsibility to:

•	hire one or more independent public accountants to audit our books, records and financial statements and to review our systems of accounting (including our systems of internal control);

•	discuss with the independent accountants the results of the annual audit and quarterly reviews;

•	conduct periodic independent reviews of the systems of accounting (including systems of internal control);

•	make reports periodically to the Board with respect to its findings; and

•	undertake other activities described more fully in the section called “Report of the Audit Committee of the Board of Directors.”

The Compensation Committee for fiscal year 2007 consists of Messrs. Red Cavaney (Chairman) and George W. Bryan and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the New York Stock Exchange. The Compensation Committee met five times during fiscal year 2006. The Compensation Committee is responsible for evaluating, approving and administering the Company’s compensation policies and programs for its executive officers, as well as determining the salaries, benefits and incentive compensation of the Chief Executive Officer and the Chief Operating Officer. A copy of the Compensation Committee charter is available on our website at www.bkitech.com. The responsibilities of the Compensation Committee are described in more detail in the section called “Report of the Compensation Committee on Executive Compensation.”

The Nominating and Corporate Governance Committee for fiscal year 2007 consists of Messrs. George W. Bryan (Chairman) and Lewis E. Holland, Ms. Katherine Buckman Gibson and Ms. Virginia B. Wetherell, all of whom are independent, non-employee directors of Buckeye under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee met four times during fiscal year 2006. A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.bkitech.com. The Nominating and Corporate Governance Committee has the authority and responsibility to:

•	assist the Board by actively identifying individuals qualified to become Board members;

•	recommend to the Board the director nominees for election at the next annual meeting of stockholders or for appointment to the Board, as appropriate;

•	monitor significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies;

•	lead the Board and each committee of the Board in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; and

•	develop and recommend to the Board and administer the Corporate Governance Guidelines of Buckeye, a copy of which is available on our website at www.bkitech.com.

When evaluating director candidates, the Committee considers several factors, including the individual’s character, judgment, ethics, integrity, familiarity with Buckeye’s business, and whether his or her experience and skills are complementary to Buckeye’s Board and business. The Committee will also consider the candidate’s willingness to devote a sufficient amount of time to effectively perform his or her duties as a director and other relevant factors it deems appropriate. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Committee will consider stockholder recommendations for nominees to the Board. Nominations should be submitted to Mr. George W. Bryan, Chairman of the Nominating and Corporate Governance Committee at our corporate headquarters at P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407.

Stockholder recommendations should include the name of the candidate, as well as relevant biographical information. The Committee will consider candidates recommended by stockholders on the same basis as those candidates recommended by the Committee. During the fiscal year ended June 30, 2006, the Committee did not engage any third party to assist it in identifying or evaluating nominees for election to the Board.

Director Compensation

Board Fees

Directors who are employees of Buckeye are not entitled to receive any fees for serving as directors. However, non-employee directors receive annual director and committee fees. In June 2005, the Non-Employee Directors Compensation Committee considered changes to Buckeye’s non-employee director compensation and retained a compensation consultant, Mercer Human Resources Consulting, Atlanta, Georgia, to evaluate and assess its compensation program for non-employee directors in light of current market practices and recent tax developments in non-employee director compensation. Based on the data provided by its consultant, effective August 2, 2005, the Non-Employee Directors Compensation Committee considered and approved the following new fee schedule to compensate non-employee directors for their director and committee service and other additional duties:

Types of Compensation	Amount
Board Retainer	$40,000 annually (payable in equal quarterly installments)
Board Meeting Fees	None
Committee Meeting Fees	None
Service Fees:
Presiding Director	$10,000 annually (payable in equal quarterly installments)
Audit Committee Chair	$10,000 annually (payable in equal quarterly installments)
Audit Committee Member	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Chair	$ 5,000 annually (payable in equal quarterly installments)
Other Committee Member	$ 2,500 annually (payable in equal quarterly installments)

Deferred Compensation Plan for Non-Employee Directors

Pursuant to Buckeye’s Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”), each non-employee director may elect to receive payment of all or any part of his or her directors’ fees in shares of Buckeye common stock. Each non-employee director has the opportunity to defer voluntarily receipt of his or her directors’ fees pursuant to the Deferred Compensation Plan into either an interest bearing account or a common stock unit account. Amounts deferred into a common stock unit account are payable in cash, in a lump sum payment or installment payments, in an amount equal to the number of shares of common stock that could have been purchased on the open market at the time of the deferral multiplied by the fair market value of the common stock at the time of distribution. Currently, none of the directors participates in this plan.

Amended and Restated Formula Plan for Non-Employee Directors

Prior to May 15, 2006, non-employee directors received (i) an initial grant of an option to purchase 10,000 shares of common stock upon election or appointment to the Board if not appointed or elected at an annual meeting, and (ii) a grant of an option to purchase 10,000 shares of common stock on the date of each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Amended and Restated Formula Plan for Non-Employee Directors (“Formula Plan”) under which these options were granted expired on May 15, 2006.

Prior to May 15, 2006, pursuant to the Formula Plan, options were granted with an exercise price equal to the fair market value of the common stock on the date of grant. Under the Formula Plan, each option issued on the date of an annual meeting becomes fully exercisable on the first anniversary of its issuance or the next regularly scheduled annual meeting of stockholders, whichever occurs first. Each option issued on a date other than the date of an annual meeting of stockholders becomes fully exercisable on the first anniversary of its issuance. Upon the termination of a non-employee director’s tenure as a result of death or disability, all unvested options granted pursuant to the Formula Plan will vest and remain exercisable for one year. Upon the termination of a non-employee director’s tenure for any other reason, all unvested options will expire immediately and vested options will expire 90 days after the date of termination. No options may be granted under the Formula Plan after May 15, 2006.

Under the Formula Plan, (i) on November 3, 2005, Messrs. Bryan, R. E. Cannon, Howard Cannon, Cavaney, Frigon and Holland and Ms. Buckman Gibson were each granted an option to purchase 10,000 shares of common stock at the fair market value on the date of grant, and (ii) on May 1, 2006, Ms. Wetherell was granted an option to acquire 10,000 shares of common stock at the fair market value on the date of grant.

Effective August 8, 2006, to replace the benefits that had been granted under the Formula Plan, the Non-Employee Directors Compensation Committee has elected to grant each director additional cash compensation in the amount of $20,000 (i) at the time the director is appointed or elected to the Board if not appointed or elected at an annual meeting and (ii) at each annual meeting at which the director is newly elected, re-elected or continues to serve on the Board. The Board encourages each director to invest this component of compensation in Buckeye’s stock.

Other Benefits

All directors are reimbursed for out-of-pocket expenses related to their service as directors.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may direct any inquiries or comments to Mr. Robert E. Cannon, Presiding Director, at our corporate headquarters at P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407.

Code of Business Conduct and Ethics

The Buckeye Code of Business Conduct and Ethics is available on our website at www.bkitech.com and will be provided in print without charge to any stockholders who submit a request in writing to Shirley Spears, Buckeye Technologies Inc., P. O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407. The Code applies to the members of our Board of Directors, our Chief Executive Officer and our senior financial officers as well as all other officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any waiver in favor of a director or executive officer will be publicly disclosed. We plan to disclose amendments to, and waivers from, the Code on our website listed at the beginning of this paragraph.

Proposal 2 — Ratification of Appointment of Independent Auditors

The Audit Committee has reappointed Ernst & Young LLP, independent accountants, to audit and certify our financial statements for the fiscal year ending June 30, 2007, subject to ratification by the stockholders. If the appointment of Ernst & Young LLP is not ratified by the stockholders at the annual meeting, the Audit Committee will reconsider its action and will appoint auditors for the 2007 fiscal year without further stockholder action. Furthermore, even if the appointment is ratified by stockholder action, the Audit Committee may at any time in the future, in its discretion, reconsider the appointment without submitting the matter to a vote of stockholders. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. We are presenting this proposal to the stockholders for ratification at the annual meeting.

Ratification of the selection of Ernst & Young LLP as Buckeye’s independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Buckeye’s independent auditors for fiscal year 2007.

Report of the Audit Committee of the Board Of Directors

The Audit Committee for fiscal year 2006 consisted of three directors, Messrs. Henry F. Frigon (Chairman), Red Cavaney and Lewis E. Holland. Each member meets the independence and qualification standards required by the New York Stock Exchange. The Board of Directors determined that Messrs. Frigon and Holland were “audit committee financial experts,” as defined by SEC rules, for fiscal year 2006. Effective as of August 9, 2006, Ms. Buckman Gibson joined the Audit Committee. Ms. Buckman Gibson meets the independence and qualification standards required by the New York Stock Exchange. The Audit Committee operates in accordance with its written charter, which was most recently revised in August 2004, a copy of which is available on our website at www.bkitech.com.

The Audit Committee monitors and reviews the performance of the independent auditors and the quality and integrity of Buckeye’s internal accounting, auditing and financial reporting practices.

The Audit Committee has obtained from the independent auditors, Ernst & Young LLP, a formal written statement describing all relationships between the auditors and Buckeye that might bear on the auditors’ independence. This statement conforms to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also has discussed with the auditors any relationships that may impact their objectivity and independence, and it has considered Buckeye’s payment of fees to the auditors. The Audit Committee confirms that the auditors are independent of Buckeye.

The Audit Committee has reviewed and discussed with management Buckeye’s audited financial statements for the year ended June 30, 2006. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and with and without management present, discussed and reviewed the results of the independent auditors’ examination of Buckeye’s financial statements. The Audit Committee also has discussed with the independent auditors its evaluation of Buckeye’s internal controls and the overall quality of Buckeye’s financial reporting.

Based upon the results of the inquiries and actions discussed above, in reliance upon management and Ernst & Young LLP, and subject to the limitations of its role, the Audit Committee recommended to the Board that Buckeye’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2006, for filing with the SEC. The Audit Committee has also recommended the reappointment, subject to stockholder approval, of the independent auditors, Ernst & Young LLP.

Audit Committee
Henry F. Frigon, Chairman
Red Cavaney
Lewis E. Holland

Audit Fees

During fiscal year 2006, Ernst & Young LLP not only acted as independent auditors for Buckeye and our subsidiaries (work related to auditing the annual financial statements for fiscal year 2006 and reviewing the financial statements included in our Forms 10-Q) but also rendered on our behalf other services, including tax-related services. The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services related to the most recent two fiscal years and for other services billed in the most recent two fiscal years.

Type of Service	2006	2005
Audit Fees (1) c	$ 1,410,225	$ 1,608,781
Audit-Related Fees (2)	-----	26,340
Tax Fees (3)	114,880	142,138
All Other Fees (4)	200	3,639
Total	$ 1,525,305	$ 1,780,898

__________________

(1)

Comprised of fees associated with the annual audit of Buckeye’s financial statements, audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, the reviews of Buckeye’s quarterly reports on Form 10-Q, and statutory audits required internationally.

(2)	Comprised of Sarbanes-Oxley Act of 2002 Section 404 consulting fees.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

(4)	Comprised of other miscellaneous services.

The Audit Committee has the sole authority to pre-approve any non-audit services to be provided by the independent auditors. The Audit Committee approved 100% of the services reflected in the table above under audit fees, audit-related fees, tax fees and all other fees. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Other Information

Buckeye Stock Ownership

The following table shows the number of shares of our common stock that were beneficially owned as of September 8, 2006 by (A) each person known to own more than 5% of Buckeye’s shares; (B) each director of Buckeye and each of the five most highly compensated executive officers; and (C) all directors and executive officers of Buckeye as a group.

Name		Amount and Nature of Beneficial Ownership(1)	Percent of Class (1)

(A)	FMR Corp. (2)	5,627,710	14.8
	82 Devonshire Street Boston, Massachusetts 02109
	NWQ Investment Management Co. LLC (3)	3,631,214	9.6
	2049 Century Park East, 4th Floor Los Angeles, CA 90067
	Dimensional Fund Advisors Inc. (4)	3,215,976	8.5
	1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
	NewSouth Capital Management, Inc. (5)	2,735,632	7.2
	1000 Ridgeway Loop Road, Suite 233 Memphis, Tennessee 38120-4023
	Buckhead Capital Management, LLC (6)	2,535,150	6.7
	1545 Peachtree Street, Suite 550 Atlanta, GA 30309

(B)	Charles S. Aiken (7)	264,131	*
	George W. Bryan (8)	70,000	*
	Robert E. Cannon (9)	1,064,135	2.8
	R. Howard Cannon (10)	775,586	2.1
	Red Cavaney (11)	70,000	*
	John B. Crowe (12)	325,832	*
	Katherine Buckman Gibson (13)	30,000	*
	David B. Ferraro (14)	1,002,874	2.6
	Henry F. Frigon (15)	64,000	*
	Lewis E. Holland (16)	30,000	*
	Paul N. Horne (17)	343,742	*
	Kristopher J. Matula (18)	249,318	*
	Virginia B. Wetherell	0

(C)	All Directors and Executive Officers as a group (18 persons) (19)	4,825,692	12.7

* Less than 1% of the issued and outstanding shares of common stock of Buckeye.

(1)

Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 37,901,334 shares issued and outstanding as of September 8, 2006. Options to purchase an aggregate of 2,378,000 shares are exercisable or become exercisable within 60 days of September 8, 2006. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)

FMR Corp. filed a Schedule 13F-HR/A with the SEC on August 22, 2006, reporting that it and its affiliates had the sole power to dispose or to direct the disposition of 5,627,710 shares, which constitutes more than 5% of Buckeye’s common stock.

(3)

NWQ Investment Management Co. LLC filed a Schedule 13F-HR with the SEC on August 8, 2006, reporting that it and its affiliates had the sole power to dispose of or direct the disposition of 3,631,214 shares, which constitutes more than 5% of Buckeye’s common stock.

(4)

Dimensional Fund Advisors Inc. filed a Schedule 13F-HR/A with the SEC on August 1, 2006, reporting that it had the sole power to dispose of or direct the disposition of 3,215,976 shares, which constitutes more than 5% of Buckeye’s common stock.

(5)

NewSouth Capital Management, Inc. filed a Schedule 13F-HR with the SEC on August 14, 2006, reporting that it had the sole power to dispose of or direct the disposition of 2,666,870 shares and the shared power, with the Morgan Keegan Preferred Management Program and the Thomas Weisel Partners LLC Asset Management Program, to dispose of or direct the disposition of 68,762 shares, which in total constitutes more than 5% of Buckeye’s common stock.

(6)

Buckhead Capital Management, LLC filed a Schedule 13F-HR with the SEC on July 14, 2006, reporting that it had the sole power to dispose or direct the disposition of 2,535,150 shares, which constitutes more than 5% of Buckeye’s common stock.

(7)

Includes 10,710 shares held in Buckeye’s 401(k) and retirement plans; 17,285 shares of restricted stock issued pursuant to Buckeye’s Restricted Stock Plan; and 115,000 shares issuable upon the exercise of options.

(8)	Includes 60,000 shares issuable upon the exercise of options granted under Buckeye’s stock plan for non-employee directors.

(9)

Includes 181,176 shares held by Kathryn Gracey Cannon, wife of Robert E. Cannon, as to which Mr. Cannon disclaims beneficial ownership; 17,043 shares held in Buckeye’s 401(k) and retirement plans; and 500,000 shares issuable upon the exercise of options.

(10)

Includes 60,000 shares issuable upon the exercise of options. As of September 8, 2006, also includes 714,410 shares held by the Cannon Family Trust, R. Howard Cannon and Richard Prosser Guenther, Co- Trustees.

(11)	Includes 60,000 shares issuable upon the exercise of options granted under Buckeye’s stock option plan for non-employee directors.

(12)

Includes 9,134 shares held in Buckeye’s 401(k) and retirement plans; 66,399 shares of restricted stock issued pursuant to Buckeye’s Restricted Stock Plan; and 234,400 shares issuable upon the exercise of options.

(13)	Includes 30,000 shares issuable upon exercise of options granted under Buckeye’s stock plan for non-employee directors.

(14)

Includes 25,340 shares held in Buckeye’s 401(k) and retirement plans; 34,216 shares of restricted stock issued pursuant to Buckeye’s Restricted Stock Plan; and 500,000 shares issuable upon the exercise of options.

(15)	Includes 60,000 shares issuable upon exercise of options granted under Buckeye’s stock plan for non-employee directors.

(16)	Includes 20,000 shares issuable upon exercise of options granted under Buckeye’s stock option plan for non-employee directors.

(17)

Includes 1,787 shares held in Buckeye’s 401(k) and retirement plans; 18,808 shares of restricted stock issued pursuant to Buckeye’s Restricted Stock Plan; and 145,000 shares issuable upon the exercise of options.

(18)

Includes 8,645 shares held in Buckeye’s 401(k) and retirement plans; 31,007 shares of restricted stock issued pursuant to Buckeye’s Restricted Stock Plan; and 170,000 shares issuable upon the exercise of options.

(19)	Includes an aggregate of 2,378,000 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and Buckeye’s other stock option plans.

Certain Relationships and Related Transactions

R. Howard Cannon, a son of Presiding Director Robert E. Cannon, has served as a director since 1996. From November 1999 to April 2005, he was an employee of Buckeye. Mr. R. Howard Cannon resigned from his position effective April 1, 2005, but remains a member of the Board of Directors.

Executive Compensation

The following summary compensation table sets forth the annual salary, bonus compensation and long-term incentive awards paid or accrued by Buckeye for each of fiscal years 2006, 2005, and 2004 to or for the account of the Chief Executive Officer and the four other most highly compensated executive officers of Buckeye (the “named executive officers”) for the fiscal year 2006.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Position(1)	Fiscal Year	Salary($)	Bonus($)(2)	Restricted Stock awards ($)(3)	Securities underlying options/SARS (#)(4)	All other compensation ($)(5)
David B. Ferraro Chairman and Chief Executive Officer	2006 2005 2004	685,000 600,000 600,000	291,810 82,800 –	41,395 47,349 37,044	- – 150,000	24,200 23,100 22,550
John B. Crowe. President and Chief Operating Officer	2006 2005 2004	475,000 400,000 400,000	27,350 55,200 –	452,702 19,123 8,369	- – 110,000	33,708 27,450 18,450
Kristopher J. Matula. Executive Vice President and Chief Financial Officer	2006 2005 2004	355,000 325,000 316,667	19,230 40,788 –	193,400 12,179 6,889	– – 50,000	32,094 28,650 20,500
Paul N. Horne. Senior Vice President, Product and Market Development	2006 2005 2004	325,000 306,250 300,000	16,450 34,607 –	97,461 11,389 7,997	- – 25,000	26,200 25,100 22,550
Charles S. Aiken Senior Vice President, Manufacturing	2006 2005 2004	292,500 270,000 262,500	15,605 30,510 --	93,611 6,897 4,567	-- -- 25,000	26,200 25,100 22,550

__________________________

(1)

Effective July 1, 2006, Mr. Crowe succeeded Mr. Ferraro as Chairman and Chief Executive Officer, in anticipation of Mr. Ferraro’s retirement from Buckeye in September 2006. In addition, also effective July 1, 2006, Mr. Matula succeeded Mr. Crowe as President and Chief Operating Officer, and Mr. Steven G. Dean succeeded Mr. Matula as Chief Financial Officer. The other named executive officers will continue in their current positions.

(2)

Buckeye has a broad-based bonus plan for most Buckeye employees, including officers. Under this plan, participants may earn bonuses of up to 15% of base salary depending upon the Company’s business performance measured against specific annual financial targets. No bonuses were paid under this plan for fiscal year 2004 due to the Company’s poor financial performance. For fiscal years 2006 and 2005, respectively, Buckeye paid bonuses equal to 2.6% and 3.8% of base salary to eligible employees, including officers. Additionally, executive officers may receive performance-based incentive payments under the At Risk Compensation (ARC) program. No bonuses were paid under the ARC program for fiscal year 2004. For the 2005 fiscal year, Messrs. Ferraro and Crowe received bonuses under the ARC program of 10% of base salary, Mr. Matula received a bonus of 8.75% of base salary and Messrs. Horne and Aiken received bonuses of 7.5% of base salary. For the 2006 fiscal year, Mr. Ferraro received a bonus of 40% of base salary, Mr. Crowe received a bonus of approximately 3.2% of base salary, Mr. Matula received a bonus of approximately 2.8% of base salary, Mr. Aiken received a bonus of approximately 2.7% of base salary, and Mr. Horne received a bonus of approximately 2.5% of base salary under the ARC program. The bonus for Mr. Ferraro was made in connection with his impending retirement, in recognition of his past service to Buckeye.

(3)	Pursuant to Buckeye’s Restricted Stock Plan, awards of restricted stock were awarded to the named executive officers during fiscal years 2006, 2005, and 2004 in the following amounts:

	2006		2005	2004
	ERISA Cap	Other	ERISA Cap	ERISA Cap
Mr. Ferraro	5,042	—	4,016	3,780
Mr. Crowe	2,010	60,000	1,622	854
Mr. Matula	1,419	25,000	1,033	703
Mr. Horne	1,245	12,000	966	816
Mr. Aiken	776	12,000	585	466

Restricted stock awards for fiscal years 2004 and 2005 were granted as a supplemental retirement benefit to partially offset the loss of benefits under Buckeye’s defined contribution plan resulting from the cap on wages required by applicable law (“ERISA cap awards”). For 2006, ERISA cap awards and additional restricted stock awards were granted. The additional restricted stock awards were granted in lieu of stock options, as no shares are presently available for grant under Buckeye’s stock option plans. The fair value per share of $8.21 (ERISA cap) and $7.27 (other) for fiscal year 2006, $11.79 for fiscal year 2005, and $9.80 for fiscal year 2004 were based on the closing price of the common stock on the New York Stock Exchange on the date of grant. Although the restricted stock may be voted by the recipient, the restricted stock may not be sold, pledged or otherwise transferred before the recipient’s death, the recipient’s approved retirement from Buckeye or a change in control of Buckeye, and if the recipient should violate the restrictions or otherwise leave Buckeye before an approved retirement date, the restricted stock is subject to forfeiture. The aggregate value of all restricted stock holdings by the named executive officers at the end of fiscal year 2006 was:

Mr. Ferraro	$ 261,410
Mr. Crowe	$ 507,288
Mr. Matula	$ 236,893
Mr. Horne	$ 143,693
Mr. Aiken	$ 132,057

If dividends are paid to holders of common stock, holders of restricted stock similarly will be eligible to receive dividends.

(4)

No options were granted to named executive officers in fiscal years 2006 and 2005. The exercise price of options granted pursuant to the 1995 Stock Option Plan to Messrs. Ferraro, Crowe, Matula, Horne and Aiken during fiscal year 2004 was $10.77 per share. A portion of the options granted to Mr. Crowe during fiscal year 2004 was granted pursuant to the 1995 Management Stock Option Plan at an exercise price of $7.60 per share. All outstanding options vest periodically over a period of five years, except that optionees who were over the age of 57 at the time of the option grant have shorter vesting periods. On June 7, 2005, the Compensation Committee approved the acceleration of vesting of all options with an exercise price greater than $8.32 that remained unvested at June 30, 2005. Options that have vested may be exercised within a period of ten years from the date the options were granted or such shorter periods as are defined in the option subscription agreements between Buckeye and the optionees.

(5)

For Messrs. Ferraro, Crowe, Matula, Horne and Aiken, amounts for fiscal years 2006 and 2005 consist of accruals under the Buckeye Retirement Plan (the “Retirement Plan”), which is a defined contribution retirement plan covering substantially all U.S. employees, and, for Messrs. Crowe and Matula, cash payments made in lieu of the benefits that would have accrued under the Buckeye Supplemental Retirement Plan had it not been terminated. Accruals under the Retirement Plan consist of (1) company contributions of 1% of the employee’s gross compensation plus 1/2% for each year of service up to a maximum of 11% of the employee’s gross compensation, and (2) company matching contributions equal to $0.50 for each $1.00 of the employee’s 401(k) contributions, up to a maximum annual matching contribution of $2,000 per employee. For the 2006 fiscal year, the cash payments were made pursuant to the Buckeye Retirement Replacement Plan, which was approved by the Board of Directors on August 8, 2006. Under the Retirement Replacement Plan, each of the Chief Executive Officer, the President of Buckeye, and any other key employee designated by the Chief Executive Officer, is eligible to receive a cash payment for the fiscal year equal to the difference between (A) the contribution that would have been made to his or her account under the Retirement Plan for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee in the case of the Chief Executive Officer and the President, and (2) by the Chief Executive Officer in the case of any other employee, and (B) the contribution that was actually credited to his or her account under the Retirement Plan for the fiscal year. The Retirement Replacement Plan was first effective for the 2006 fiscal year. The cash payments for 2005 were not made pursuant to a plan.

Amounts accrued under the Retirement Plan, and cash payments made under the Retirement Replacement Plan for 2006 and in lieu of benefits under the Supplemental Retirement Plan for 2005 were as follows:

	2006		2005
	Retirement Plan	Cash Payments	Retirement Plan	Cash Payments
Mr. Ferraro	$ 24,200	—	$ 23,100	—
Mr. Crowe	$ 14,100	$ 19,608	$ 11,450	$ 16,000
Mr. Matula	$ 17,400	$ 14,694	$ 15,650	$ 13,000
Mr. Horne	$ 26,200	—	$ 25,100	—
Mr. Aiken	$ 26,200	—	$ 25,100	—

Amounts for fiscal year 2004 consist of accruals under the Retirement Plan and under the Buckeye Supplemental Retirement Plan, which was a deferred compensation covering U.S. officers with less than 20 years of service. Accruals under the Retirement Plan for 2004 did not include matching contributions, which were first effective for the 2005 fiscal year. Prior to July 1, 2004, the Supplemental Retirement Plan accrued between 0.5% and 4% of the officer’s gross compensation with the combined annual benefit of the Retirement Plan and the Supplemental Retirement Plan being capped at 11% of gross compensation. The Supplemental Retirement Plan was terminated in December 2004.

Change in Control Agreements

On August 8, 2006, the Board authorized the Compensation Committee to approve change in control agreements, to be entered into with Buckeye’s Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. The form of change in control agreement provides for (1) a lump sum severance payment, (2) continued medical coverage and (3) accelerated vesting of outstanding restricted stock and option awards upon the executive’s termination of employment without “cause” or resignation for “good reason” within two years after a “change in control” of Buckeye (as each of these terms is defined in the change in control agreements). For the Chief Executive Officer and the Chief Operating Officer, the severance payment will be equal to three times the executive’s highest base salary and bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For the Senior Vice Presidents, the severance payment will be equal to two times the executive’s highest base salary and bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination. If the amount of the foregoing payments would cause an executive to become subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, the payments will be reduced so that the executive would not be subject to an excise tax.

For purposes of the agreements,

•

“Cause” means (1) willful and material failure to follow lawful instructions, (2) willful gross misconduct or negligence resulting in material injury to Buckeye, or (3) conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of Buckeye’s property.

•

“Good reason” means, without the executive’s consent, (1) a material reduction in duties, responsibilities, reporting obligations or authority, or a material change in title or position, (2) a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans, (3) a relocation of the place of principal employment by more than 50 miles, (4) Buckeye fails to obtain assumption of the change in control agreement by an acquirer, (5) the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed, or (6) in the case of the Chief Executive Officer and the Chief Operating Officer, the executive’s employment is terminated for any reason in during the 30-day period beginning on the first anniversary of a change in control.

•

“Change in control” means (1) an acquisition of 25% or more of Buckeye’s voting securities, (2) a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction, (3) a substantial asset sale or liquidation or dissolution of Buckeye, or (4) a change in a majority of the members of the Board.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

The following table discloses information regarding stock options held at the end of or exercised in fiscal year 2006 for each of the named executive officers as of June 30, 2006.

Name	Shares acquired on exercise	Value Realized (1)	Securities underlying unexercised options at June 30, 2006		Value of unexercised in-the-money options at June 30, 2006 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David B. Ferraro	–	–	500,000	–	–	–
John B. Crowe	–	–	234,400	25,600	$ 1,368	$1,152
Kristopher J. Matula	55,000	$82,419	170,000	–	–	–
Paul N. Horne	–	–	145,000	–	–	–
Charles S. Aiken	–	–	115,000	–	–	–

_________________

(1)

Calculated based on the difference between the market price of the common stock on the New York Stock Exchange on the date of exercise and the exercise price of the relevant option multiplied by the number of shares acquired.

(2)	Based on $7.64 per share, the closing price on the New York Stock Exchange as of June 30, 2006.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (1)	3,910,400		$13.57	-
Equity compensation plans not approved by stockholders (2)	621,610	(3)	$10.58	461,474	(4)
Total	4,532,010		$13.34	461,474

__________________

(1)	Buckeye stockholders approved both the 1995 Incentive and Non-Qualified Stock Option Plan and the 1995 Management Stock Option Plan.

(2)	The Formula Plan and the Restricted Stock Plan were approved by the unaffected members of the Board of Directors. See the descriptions below of the Formula Plan and the Restricted Stock Plan.

(3)	330,000 shares subject to outstanding options issued under the Formula Plan and 291,610 shares outstanding under the Restricted Stock Plan.

(4)	Shares reserved for issuance under the Restricted Stock Plan.

The material terms of the Company’s non-stockholder approved equity-compensation plans are summarized below.

Formula Plan

The Formula Plan was adopted by the Board of Directors, effective as of May 15, 1996, to attract and retain the services of qualified persons who are neither employees nor officers to serve as members of the Board of Directors. No stock options may be issued under the Formula Plan after May 15, 2006. The Formula Plan has not been approved by the Company’s stockholders.

Shares Available Under the Plan. The Formula Plan was amended effective as of October 19, 2000 to increase the number of shares of the Company’s common stock that may be granted under the plan to 700,000 shares.

Administration. The Formula Plan is administered by the Board of Directors of the Company or a committee of the Board appointed by the Board to administer the plan.

Awards. The Formula Plan provides for the grant of non-statutory stock options only.

Eligibility. Non-statutory stock options may be granted to directors who are not employees or officers of the Company.

Option Grants. Under the Formula Plan, prior to May 15, 2006, each director who was not a employee or officer of the Company received a grant of a non-qualified option to purchase 10,000 shares of the Company’s common stock (i) on the date he or she became a director of the Company if he or she became a director on a date other than the date of the annual meeting of stockholders of the Company and (ii) on the date of each annual meeting of stockholders of the Company at which such non-employee director was newly elected or appointed to the Board of Directors, reelected to the Board of Directors, or continued his or her service on the Board of Directors.

Terms of Options. The option exercise price per share of common stock is 100% of the fair market value on the date the option was granted. Payment of the option exercise price may be made in cash or shares of the Company’s common stock. Options granted on a date other than the date of an annual meeting of stockholders of the Company vest on the one-year anniversary of the date of grant. Options granted on the date of an annual meeting of the stockholders of the Company vest on the one-year anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders of the Company. In the event of the termination of the optionee’s service as a director, his or her options shall expire 90 days after the date of termination; provided, however, that upon a director’s termination due to death or disability all outstanding grants of options will vest notwithstanding the original vesting schedule and will expire on the first anniversary of the date of such termination. The term of an option may not exceed ten years.

Change in Control. The Company will make such adjustments under the Formula Plan as it deems appropriate and equitable in connection with any stock dividend, stock split, merger, consolidation, reorganization, sale or other similar corporate change of the Company. The Formula Plan provides for acceleration of vesting of options in the event of a change in control in which the successor does not agree to assume the options or grant substitute options.

Termination and Term of Plan. The Board or the committee appointed by the Board to administer the Formula Plan has the discretion to amend the plan to the fullest extent permitted under the Delaware General Corporation Law; provided, however, that no amendment of the Formula Plan may materially and adversely affect any right of a participant with respect to any outstanding option granted under the plan without such participant’s consent. No options may be granted under the Formula Plan after May 15, 2006.

Restricted Stock Plan

The Restricted Stock Plan was adopted by the Board of Directors, effective as of July 1, 1995, to further the growth, development and financial success of the Company by providing additional incentives for the purpose of hiring and retaining key employees of the Company. The Restricted Stock Plan is not required to be and has not been approved by the Company’s stockholders.

Shares Available Under the Plan. As of September 8, 2006, the number of shares of the Company’s common stock that may be granted under the plan is 461,474 shares.

Administration. The Restricted Stock Plan is administered by the Company.

Awards. The Restricted Stock Plan provides for the grant of shares of the Company’s common stock that are subject to certain conditions and restrictions, which we refer to herein as “restricted stock.”

Eligibility. The Chief Executive Officer and President of the Company, and members of a select group of management and highly compensated employees who are selected by the Chief Executive Officer, are eligible to participate in the Restricted Stock Plan.

Restricted Stock Grants. Under the Restricted Stock Plan, the Chief Executive Officer may make grants of restricted stock to a participant on a one-time or recurring basis. The Chief Executive Officer and the President of the Company and such other participants as are designated by the Chief Executive Officer receive annual grants of restricted stock equal in value to the difference between (i) the employer-provided contribution, if any, which would have been allocated to the individual for such fiscal year under the Buckeye Retirement Plan, if the statutory limitations of Sections 401(a)(17) and 415 of the Code did not apply and (ii) the actual employer-provided allocation to such participant’s accounts under such plan. These annual awards are referred to as “ERISA cap awards.” Prior to December 2004, in the case of a participant who was also a participant in the Company’s Supplemental Retirement Plan and who would otherwise receive the benefit described in the preceding sentence, such individual would instead receive an annual grant of restricted stock equal in value to the difference between (x) the employer-provided contribution, if any, which would have been allocated to the individual for such fiscal year under the Buckeye Retirement Plan, if the individual were credited with the number of additional years of service actually taken into account under such plan for such fiscal year and if the statutory limitations of Sections 401(a)(17) and 415 of the Code did not apply and (y) the sum of the actual employer provided allocation to the individual’s accounts under the Buckeye Retirement Plan and the actual allocation to the individual’s bookkeeping account under the Company’s Supplemental Retirement Plan. The Supplemental Retirement Plan was terminated in December 2004.

Terms of Restricted Stock. The fair value of a grant of restricted stock is the closing price of the common stock of the Company on the date of grant. Upon the grant of restricted stock, a participant will have the right to dividends with respect thereto, the right to vote the restricted stock and the right to transfer the restricted stock to immediate family members. Restricted stock vests upon the earlier to occur of the following: (i) the death of the participant, (ii) the termination of the participant’s employment by reason of permanent disability, (iii) the voluntary termination of the participant’s employment at or after the attainment of age 55 with the approval of the Chief Executive Officer, (iv) the participant’s retirement from the Company at or after age 62 or (v) upon a change in control of the Company. Upon a participant’s termination of employment with the Company prior to vesting or violation of the restrictions placed on the restricted stock, the participant’s unvested grants of restricted stock will be forfeited to the Company.

Termination and Term of Plan. The Company may modify, alter, amend or terminate the Restricted Stock Plan at any time by action of the Board of Directors of the Company.

Plan Amendment. Effective September 11, 2006, the Restricted Stock Plan was amended to provide that (1) the grant of all awards under the Restricted Stock Plan other than ERISA cap awards and (2) any change to the vesting schedule of an award to the Chief Executive Officer or the President (including an ERISA cap award) require the approval of the Compensation Committee. This change does not have any affect on who is eligible to participate under the Restricted Stock Plan, or the type of grants or the number of shares available for issuance under the Restricted Stock Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee for fiscal year 2006 consisted of Messrs. Red Cavaney (Chairman), George W. Bryan and Ms. Katherine Buckman Gibson, all of whom were independent directors. Effective as of August 9, 2006, Ms. Virginia Wetherell joined the Compensation Committee, and Ms. Buckman Gibson rotated off the Committee. For fiscal year 2007, the Compensation Committee is composed of Messrs. Cavaney (Chairman) and Bryan and Ms. Wetherell, all of whom are independent directors. No executive officer serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. No director who also serves as an executive officer participated in deliberations regarding his own compensation.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board is comprised of three non-employee directors who are independent as defined by the listing standards of the New York Stock Exchange. The Compensation Committee operates in accordance with its written charter, a copy of which is available on our website at www.bkitech.com. The Compensation Committee is responsible for evaluating, approving and administering the Company’s compensation policies and programs for its executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and Chief Operating Officer, evaluates their performance in light of those goals and objectives and determines their compensation levels based on this evaluation.

In the spring of 2005, the Compensation Committee engaged Mercer Human Resources Consulting to review its executive compensation program, compile data for comparable companies for Committee comparison and review and provide recommendations for maintaining and improving the competitiveness of compensation and the alignment of executive pay and business performance. The Compensation Committee did not make significant changes to Buckeye’s executive compensation program based on this review.

This report of the Compensation Committee describes the components of Buckeye’s executive officer compensation programs and describes the basis upon which compensation is awarded to the executive officers of Buckeye.

This Compensation Committee report will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Buckeye specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

Compensation Philosophy and Structure

Total compensation levels are designed to attract, retain and reward executives who contribute to Buckeye’s long-term success and the creation of stockholder value. Compensation for Buckeye executives is comprised of three principal components: salary and benefits, annual at risk performance-based incentive compensation, and long-term equity-based incentive compensation. The Compensation Committee believes that executive compensation should be materially influenced by Buckeye’s financial performance and, as such, the Committee has approved an executive compensation program that places a significant portion of executive compensation “at risk” dependent upon the Company’s and each individual’s performance against clearly established qualitative and quantitative performance criteria. Buckeye includes an equity-based component in total compensation because Buckeye believes that equity-based compensation aligns the long-term interests of executives with those of stockholders and is necessary to the overall competitiveness of Buckeye’s total compensation program.

Executive Compensation Components

Annual Salary and Benefits. Buckeye seeks to provide salary and benefit levels that are comparable to those of companies that perform similarly. Salary targets are established for various officer positions based on surveys of relevant industries conducted by an outside compensation consultant. Utilizing these targets, individual salaries are established to reflect the officer’s performance in meeting Buckeye’s objectives. Buckeye periodically participates in surveys of salaries and overall compensation. In the spring of 2005 Buckeye engaged Mercer Human Resources Consulting to review executive salaries, benefits and equity compensation and evaluate the compensation levels of Buckeye’s executives. The consultant compared Buckeye’s salary and compensation packages with those of similarly situated companies using compensation surveys and data published in 2005 proxy statements. Based on the recommendations and information provided by Mercer, the Compensation Committee determined that salaries for Buckeye executive officers were within the appropriate range for a relevant peer group.

Performance-Based Incentives. Buckeye has a broad-based profit sharing plan for Buckeye employees, and under this plan, bonuses of up to 15% of base salary are achievable depending upon Buckeye’s business performance measured against a specified target level of annual earnings before interest and taxes (EBIT), and, in some instances, site-specific earnings or performance targets. For the 2006 fiscal year, Buckeye paid bonuses of 2.6% of base salary to eligible participants, including officers, based on Buckeye’s level of achievement with respect to 2006 performance targets under the broad-based profit sharing plan. Additionally, Buckeye has an At Risk Compensation program (“ARC”) for executive officers and certain other employees. ARC participants are eligible to receive payments based on a combination of Buckeye’s business performance and the individual’s role in contributing to the success of Buckeye. Two-thirds of the ARC bonus is based on achievement of specific objective financial or performance targets, such as EBIT and cash flow targets. The other one-third of the ARC bonus is based on the employee’s individual performance, based on subjective performance factors. Some ARC participants met their pre-determined objective targets and received ARC payments in 2006. Buckeye also made ARC payments to individual officers and certain other employees under the individual performance component of the ARC program.

Long-Term Incentives. Buckeye makes long-term incentive awards to officers and certain other employees of restricted stock from treasury shares of common stock set aside by Buckeye pursuant to the Restricted Stock Plan approved by the Board of Directors. The restricted stock awards are issued at the fair market value of the common stock based on the average closing price on the New York Stock Exchange for the 20 business days prior to the date of grant. Awards are granted annually as a supplemental retirement benefit to partially offset the loss of benefits under Buckeye’s defined contribution plan resulting from the cap on wages required by applicable rules and regulations (“ERISA cap awards”). For the 2006 fiscal year, all named executive officers received ERISA cap awards under the Restricted Stock Plan. In addition, for 2006, officers were granted additional restricted stock awards, which are intended to replace the incentive and non-qualified stock options that Buckeye has historically granted under its shareholder-approved stock option plans. At present, no shares are available for new option grants under the option plans. It is anticipated that as long as no shares are available under the option plans, the equity component of Buckeye’s executive compensation program will be satisfied using restricted stock grants in addition to the ERISA cap awards. The purpose of all equity awards is to focus the individual’s attention on the long-term performance of the business and to strengthen the alignment of stockholder and employee interests in share price appreciation.

Chief Executive Officer and Other Named Executive Officers

The compensation of the named executive officers other than the Chief Executive Officer and the Chief Operating Officer (the “other named executive officers”) is established in accordance with the above-described policies by the Chief Executive Officer and the Chief Operating Officer, pursuant to authority delegated to them by the Compensation Committee. The salary and bonus compensation of the other named executive officers for fiscal year 2006 reflect Buckeye’s overall performance during the period. For 2006, the other named executive officers received base salary increases ranging from 6.2% to 9.2%. These salaries were in the appropriate range for comparison groups. The other named executive officers also received a bonus equal to 2.6% of base salary under

Buckeye’s broad-based profit sharing plan based on Buckeye’s level of achievement with respect to 2006 EBIT targets. In addition, Mr. Matula received an ARC payment of $10,000 (equal to approximately 2.8% of his base salary), Mr. Horne received an ARC payment equal to $8,000 (equal to approximately 2.5% of his base salary) and Mr. Aiken received an ARC payment of $8,000 (equal to approximately 2.7% of his base salary) under the individual performance component of the ARC program in consideration of their individual contributions to Buckeye’s performance. All of the other named executive officers also received restricted stock awards under Buckeye’s Restricted Stock Plan. For 2006, Messrs. Matula, Horne and Aiken, received ERISA cap awards of 1,419, 1,245 and 776 shares, respectively, and Messrs. Matula, Horne and Aiken received additional restricted stock awards of 25,000, 12,000 and 12,000 shares, respectively.

Policies with respect to the compensation of the Chief Executive Officer and the Chief Operating Officer are essentially the same as those for the other named executive officers, except that their compensation, including the criteria used for determining their ARC payments, is directly established by the Compensation Committee. The salary and bonus compensation of the Chief Executive Officer and the Chief Operating Officer for fiscal year 2006 reflect Buckeye’s overall performance during the period and impending management staffing changes. For 2006, Mr. Ferraro’s base salary was increased to $685,000, resulting in an approximately 14.2% increase, and Mr. Crowe’s base salary was increased to $475,000, resulting in an 18.75% increase. These salaries were in the appropriate range for comparison groups. Messrs. Ferraro and Crowe also received a bonus equal to 2.6% of base salary under Buckeye’s broad-based profit sharing plan based on Buckeye’s level of achievement with respect to 2006 financial targets. In addition, for fiscal year 2006, in connection with his impending retirement, the Compensation Committee granted the Chief Executive Officer an ARC payment equal to 40% of his base salary in recognition of his past service to Buckeye. Mr. Crowe received an ARC payment of $15,000 (equal to approximately 3.2% of his base salary) under the individual performance component of the ARC program in consideration of his contributions to Buckeye’s performance. Messrs. Ferraro and Crowe also received restricted stock awards for 2006 under Buckeye’s Restricted Stock Plan. Mr. Ferraro received an ERISA cap award of 5,042 shares. Mr. Crowe received an ERISA cap award of 2,010 shares and an additional restricted stock award of 60,000 shares.

Change in Control Agreements

On August 8, 2006, the Board authorized the Compensation Committee to approve change in control agreements, to be entered into with Buckeye’s Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents. The purpose of these agreements is to attract and retain qualified executives, and to enable executives to judge potential takeovers in terms of their potential benefit to shareholders without being distracted by personal concerns over job security and possible reductions to their income and benefits.

The change in control agreements provide for (1) a lump sum severance payment, (2) continued medical coverage and (3) accelerated vesting of outstanding restricted stock and option awards upon the executive’s termination of employment without “cause” or resignation for “good reason” within two years after a “change in control” of Buckeye (as each of these terms are defined in the change in control agreements). For the Chief Executive Officer and the Chief Operating Officer, the severance payment will be equal to three times the executive’s highest base salary and bonus in the three years preceding termination, and medical coverage will be continued for three years following the executive’s termination. For the Senior Vice Presidents, the severance payment will be equal to two times the executive’s highest base salary and bonus in the three years preceding termination, and medical coverage will be continued for two years following the executive’s termination. If the amount of the foregoing payments would cause an executive to become subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, the payments will be reduced so that the executive would not be subject to an excise tax. Additional information on the change in control agreements can be found in a previous section of the proxy statement entitled “Change in Control Agreements.”

Impact of Internal Revenue Code Section 162(m)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. The Compensation Committee’s current policy is that the amount of compensation subject to the deductibility limit under Section 162(m), including annual salary, bonus and other non-

performance-based compensation, that is payable to each of Buckeye’s named executive officers should be less than one million dollars.

Conclusion

Attracting and retaining talented and motivated executives is essential to create long-term stockholder value. The Compensation Committee believes that the compensation levels of Buckeye’s executive officers are competitive and help to achieve this objective by aligning the interests of executives with those of stockholders. The Committee intends to continue to foster executive compensation policies and programs that are designed to motivate executive officers to contribute the Company’s overall future success and enhance the value of the Company for its stockholders.

Compensation Committee

Red Cavaney, Chairman

George W. Bryan

Katherine Buckman Gibson

Performance Graph

The following graph compares the cumulative total stockholder returns from June 30, 2001 through June 30, 2006 with returns based on the S&P 500 Index and the New York Stock Exchange (NYSE) listed Paper and Allied Products companies (SIC 2600-2699 U.S. and foreign companies). The graph assumes $100 invested on June 30, 2001, and the reinvestment of any dividends paid on account of the investments.

	Jun-01	Jun-02	Jun-03	Jun-04	Jun-05	Jun-06
Buckeye Technologies Inc	$100	$68	$47	$80	$55	$53
S&P 500 ©	$100	$82	$82	$98	$104	$113
Custom Composite Index	$100	$117	$107	$139	$129	$137

Custom Composite Index is comprised of NYSE Stocks (SIC 2600-2699 US + Foreign)- Paper and allied products

Prepared by the Center for Research in Security Prices at the University of Chicago

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Buckeye’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Buckeye’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of any securities of Buckeye. To Buckeye’s knowledge, based solely on review of the copies of such reports furnished to Buckeye and representations by certain reporting persons, all of Buckeye’s officers, directors and greater than 10% beneficial owners made all filings required in a timely manner, except that through an administrative oversight a Form 4 for Ms. Wetherell, reporting a single transaction, was filed one day late.

Other Matters

Board Policy on Shareholder Rights Plan.

The Company’s stockholder rights plan expired by its terms in 2005. As a result, the Company currently does not have a stockholder rights plan in place. The Board believes that it is important to retain the flexibility to adopt a stockholder rights plan and, in limited circumstances, to do so in advance of obtaining stockholder approval. Stockholder rights plans can protect stockholders against abusive takeover tactics and ensure that each stockholder is treated fairly in an acquisition of the Company. Such plans have been effective in connection with bids for control of other companies in giving boards of directors time to evaluate offers, investigate alternatives and take steps necessary to maximize value to stockholders. Accordingly, in lieu of adopting a new shareholder rights plan, the Board has instead adopted a policy with respect to the adoption of any stockholder rights plan for the Company in the future.

The policy of the Board, adopted in August 2006, is that it will seek stockholder approval of any stockholder rights plan. The Board will obtain such approval prior to the implementation of a stockholder rights plan, except in the following limited circumstance. If a majority of the independent members of the Board conclude that it would be detrimental to the best interests of the Company and the holders of the majority of the shares of its common stock to defer the effectiveness of a stockholder rights plan until stockholder approval of the plan can be obtained, then the Board may implement a stockholder rights plan prior to obtaining stockholder approval. In such a case, the Board will submit the stockholder rights plan to the Company’s stockholders for approval at the first meeting of stockholders for which a record date passes after the adoption of the stockholder rights plan. A record date typically is set for a date 60 days prior to the Company’s annual meeting. If stockholder approval is not obtained, the stockholder rights plan would terminate not later than 30 days after the vote has been certified by the inspector of elections.

Under this new stockholder rights plan policy, the Board has committed to obtain stockholder approval prior to the implementation of a stockholder rights plan. Under certain limited circumstances, however, a majority of the independent members of the Board may determine that the need to act expeditiously overrides the need to wait for stockholder approval. In this limited case, the Board may implement a stockholder rights plan prior to obtaining stockholder approval. However, the stockholder rights plan must then be submitted to stockholders for approval at the next meeting of stockholders following the Board’s adoption of the stockholder rights plan. If the stockholders do not approve the stockholder rights plan, it will terminate within 30 days of the vote certification.

The Board believes that the new policy addresses the legitimate concerns that stockholders have with the use of stockholder rights plans while maintaining the Board’s ability to act in the stockholders’ best interests. The Company recognizes that the terms upon which a stockholder rights plan would be adopted in the future, if the need arises, including the submission of such a plan to the stockholders, is of keen interest to the stockholders. The Board believes that the shareholder rights plan policy now in place addresses the concerns that stockholders have with the use of stockholder rights plans while preserving the flexibility of the Board to react to unanticipated situations which may arise without notice.

The Board of Directors knows of no matters other than those discussed in this proxy statement which will be presented at the 2006 annual meeting of stockholders. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

Upon the written request of any record holder or beneficial owner of common stock entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended June 30, 2006. Requests should be directed to Shirley Spears, Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, (901) 320-8125.

BY ORDER OF THE BOARD OF DIRECTORS

Sheila Jordan Cunningham

Senior Vice President,

General Counsel and Corporate Secretary

Memphis, Tennessee

September 21, 2006

This Page is Intentionally Left Blank

2

Buckeye Technologies Inc. Annual Meeting of Stockholders November 2, 2006 5:00 p.m. Central Time

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ELECTION OF DIRECTORS (terms expiring in 2009)	FOR	WITHHELD	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.	FOR	AGAINST	ABSTAIN
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Nominees:	Red Cavaney John B. Crowe David B. Ferraro

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PROXY

Buckeye Technologies Inc.

P.O. Box 80407
1001 Tillman Street
Memphis, Tennessee 38108-0407

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned appoints each of Sheila Jordan Cunningham and Steven G. Dean, or either of them, with full power of substitution and revocation as Proxy to vote all shares of stock standing in my name on the books of Buckeye Technologies Inc. (the “Company”) at the close of business on September 8, 2006, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 1001 Tillman Street, Memphis, Tennessee, on November 2, 2006, at 5:00 p.m., Central Time, and at any and all adjournments, upon the matters set forth in the Notice of the meeting. The Proxy is further authorized to vote in her or his discretion as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

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